                Filed pursuant to Rule 424(b)(4)
                Registration Nos. 333-40495 and 333-40495-01


PROSPECTUS SUPPLEMENT
To Prospectus dated January 9, 1998

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              2,645,000 6 3/4% EXCHANGEABLE PREFERRED SECURITIES
                          MANDATORILY REDEEMABLE 2009
                (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                               ICG FUNDING, LLC

                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                    AND EXCHANGEABLE INTO THE COMMON STOCK
                               $.01 PAR VALUE OF
                           ICG COMMUNICATIONS, INC.

                       200,000 SHARES OF COMMON STOCK OF
                           ICG COMMUNICATIONS, INC.

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     This Prospectus Supplement relates to the resale by the holders thereof of the 6 3/4% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

     This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.

         SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                          INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
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                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 15, 2000

     The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus.

SELLING PREFERRED SECURITYHOLDERS

     The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

     The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.


                                                                 Number of
           Selling Preferred Securityholders                Preferred Securities
--------------------------------------------------------------------------------
Allstate Insurance Company                                         40,000
Bear, Stearns & Co, Inc. (formerly listed under the                 9,400
 name "Bear Stearns Securities Corp.")
BNP Arbitrage SNC                                                  10,000
Christian Science Trustees for Gifts and Endowments                 2,600
Declaration of Trust for the Defined Benefit Plan of               10,800
 ICI American Holdings, Inc.
Declaration of Trust for the Defined Benefit Plan of                7,400
 ZENECA Holdings, Inc.
Delaware State Employees Retirement Fund                           35,400
Deutsche Bank A.G.(1)                                             185,000
Deutsche Morgan Grenfell, Inc.(1)                                  87,500
Donaldson, Lufkin & Jenrette Securities Corp.                      33,400
First Chicago Capital Corporation                                  20,000
First Church of Christ Scientist - Endowment                        2,600
Goldman, Sachs & Co.                                               55,000
GPZ Trading                                                        33,000
Highbridge Capital Corporation                                    117,000
High Yield Variable Account(2)                                      7,000
Hillside Capital Incorporated Corporate Account                     3,000
HSBC Investment Bank PLC                                           52,500
Jefferies & Company, Inc.                                           2,000
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                                                                 Number of
           Selling Preferred Securityholders                Preferred Securities
--------------------------------------------------------------------------------
JMG Convertible Investments, L.P.                                 141,500
LB Series Fund, Inc., High Yield Portfolio                        150,000
Lincoln National Convertible Securities Fund                       12,965
Lutheran Brotherhood High Yield Fund, a Series of the             100,000
 Lutheran Brotherhood Family of Funds
Merrill Lynch Pierce Fenner & Smith, Inc.                          59,000
MFS Convertible Securities Fund(3)                                    100
MFS Series Trust III - MFS High Income Fund(3)                     35,000
MFS/Sun Life Series Trust - High Yield(3)                           8,000
MRS Total Return Fund(3)                                           24,900
Millennium Trading Co., L.P.                                       20,000
Morgan Stanley Dean Witter(4)                                      50,000
Natwest Securities Limited                                         15,000
Northwestern Mutual Life Insurance Company(5)                      20,000
Paloma Securities L.L.C.                                          130,000
Peoples Benefit Life Insurance Company                             54,500
Q Investments, L.P.                                                61,875
R2 Investments, LDC                                                50,625
SBC Warburg Dillon Read, Inc.                                      24,000
UBS Warburg LLC                                                     5,000
Summer Hill Global Partners, L.P.                                     800
The J. W. McConnell Family Foundation                               6,550
Thermo Electron Balanced Investment Fund                            9,400
Transamerica Life Insurance & Annuity                              73,000
Triton Capital Investments, Ltd.                                  184,500
Value Line Convertible Fund, Inc.                                  20,000
Walker Art Center                                                   1,375
Weirton Trust                                                       3,485
WG Trading Company Limited Partnership                             17,000

--------------------
(1) Deutsche Moran Grenfell, Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell, Inc. was a co-manager in the offering of the Preferred Securities.
(2) The High Yield Variable Account has advised the Company that, to the best of its knowledge, the High Yield Variable Account has not such position, office or other material relationship with the Company or any affiliates, and it has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.
(3) MFS has advised the Company that, to the best of its knowledge, this fund has no such position, office or other material relationship with the Company or any affiliates. MFS has advised the Company that, while other funds and accounts advised by MFS may own securities of the
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     Company, MFS has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.
(4) Morgan Stanley Dean Witter was a co-manager in the offering of the Preferred Securities.
(5) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.